Exhibit 10.1

April 6, 2021

Daniel Berenbaum

11404 E Autumn Sage Dr

Scottsdale, AZ 85255

Dear Dan:

We accept your resignation, and this letter sets forth the substance of the separation agreement (the “Agreement”) between you and Everspin Technologies, Inc. (the “Company).

1.	SEPARATION - Your last day of work with the Company and your employment termination date will be April 16, 2021 (the “Separation Date”).
2.

ACCRUED SALARY - Regardless of whether you sign this Agreement, as of the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings on the following payroll which is April 16, 2021.

3.	Bonus/Profit Sharing - According to the terms of the Company’ s bonus program, you are not eligible for any bonus related to 2021 because you will not be employed on the date of the bonus payment.

According to the terms of the Company' s Profit Sharing for Q121 you are not eligible for any profit sharing related to Q1 2021 because you will not be employed on the date the Profit Sharing is paid out.

4.

Sign-on Bonus - You received a sign-on bonus of $30,000, which will need to be repaid to the Company. However, conditioned expressly on your acceptance of this Agreement, and serving as valuable consideration that supports your release of claims and promises in this Agreement, the Company will reduce the amount owed to $20,000 which must be paid no later than April 16, 2021. Please see below clause.

“Should you voluntarily vacate your position within a one-year period, you will be required to refund the Company the $30,000 bonus in full.”

5.

Stock Options - Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice and applicable plan documents.

6.

Other Compensation or Benefits - You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not entitled to payout of, and will not receive from the Company any additional compensation (including base salary, bonus, PTO/Sick, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

7.

Health Insurance - Your current medical, dental and vision coverage will end the last day of month following your termination. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company' s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA.

8.

EXPENSE REIMBURSEMENTS - You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.

RETURN OF COMPANY PROPERTY - By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10.

PROPRIETARY INFORMATION OBLIGATIONS - You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

11.

MUTUAL NON-DISPARAGEMENT - You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.

No ADMISSIONS - You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.

RELEASE OF CLAIMS - In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, comnnss1ons, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”) the Arizona Wage Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Revised Statutes, the Arizona Administrative Rules, the Texas Human Rights Act and the Texas Labor Code. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors' and officers' liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.

1.

ADEA RELEASE - You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so);(c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me at 5670 W. Chandler Blvd., Suite 100, Chandler AZ 85226 and darin.billerbeck@everspin.com; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

2.

PROTECTED RIGHTS - YOU understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

3.

REPRESENTATIONS - You hereby represent that you have been  paid  all compensation  owed and for all hours worked have received all the leave and leave  benefits  and  protections  for which you are eligible pursuant to the Family and Medical Leave Act  or otherwise,  and  have not suffered any on-the-job injury for which you have not  already  filed  a  workers’ compensation claim.

4.

MISCELLANEOUS - This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original Agreement to me by April 8, 2021 at 5:00pm. The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

Sincerely,

By:
/s/ Amy McKillip
Amy McKillip
Human Resources Manager
Everspin Technologies, Inc.

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Daniel Berenbaum	April 7, 2021

Daniel Berenbaum	Date

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT